Exhibit 10.1

ValueVision Media, Inc.

December 1, 2009	6740 SHADY OAK ROAD EDEN PRAIRIE, MN 55344

www.shopnbc.com
William McGrath
211 Pheasant Run Road
West Chester, PA 19380-6646
Dear William:
We are pleased to offer you the position of Vice President Quality Assurance (Non-Officer Position).
We look forward to your partnership and leadership in the delivery of results that meet or exceed our shareholder’s expectations.
To follow is confirmation of your offer:

Position Title	Vice President Quality Assurance (Non-Officer Position)

Start Date	January 7, 2010

Reports to	Mike Murray, Senior Vice President Operations

Annualized Base Salary	$175,000.00

Projected Incentive Plan Eligibility	30% Target bonus opportunity to a maximum of 60%; the annual incentive plan financial goal(s) are established annually and approved by the Board of Directors. Any payments made under this plan to Company Officers are made at the discretion of the Board of Directors, subject to the terms of the approved plan. Your actual incentive payment for FY2009 will be pro-rated since it is based on your actual base earnings during the fiscal year.

Stock Options	Subject to the terms and conditions applicable to options granted under the Company’s Omnibus Stock Plan, applicable stock option agreement, and upon approval of the Company’s Board of Directors you will be granted an option to purchase 45,000 shares of the Company’s common stock at a price per share equal to the closing fair market value per share as of your employment start date. Your option to purchase Company shares will vest in 1/3 increments upon each anniversary of your employment start date (vests over 3 years) and exercisable for 10 years from the date of grant.

Signing Bonus	$20,000.00 (less applicable taxes), payable on your first payroll with ShopNBC.

Relocation	Your employment will be based in Eden Prairie, MN and you will be eligible for relocation benefits; specifically, the relocation benefit covers closing costs on home purchase and sale, and movement of household goods. 1-2% closing costs on home sale and purchase and up to a maximum of 6% realtor fees on home sale. All other expenses incurred for relocation or commuting will be your personal expenses and not reimbursable by the Company. We anticipate that you will relocate during the summer of 2012.

Insurance & Benefits	You will be eligible for the Company’s standard benefit package. Eligibility and benefits are governed by the terms of each respective plan, which the Company may change or terminate at any time.

Vacation	Beginning January 7, 2010 you will have 4 weeks of time off available to you. Time off must be used in the calendar year granted, with no rollover year to year.

Severance Eligibility	You would be eligible to receive 6 months base salary due to lay-off, job elimination, restructuring or other reasons other than for cause. Any tax liability imposed upon you or incurred by you in connection with the severance payments and medical coverage payments, including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code, shall be solely your responsibility. The Company agrees to cooperate with you and to reasonably modify any such payment terms in order to minimize any taxes due under the aforementioned sections of the Code. All severance pay or benefits are conditional upon your execution of an effective agreement substantially in the form annexed hereto that complies with applicable laws in which you release the Company and all related parties from any and all claims against them.
As with all ValueVision employment offers, this offer is conditional upon criminal background check and employment verification. We also require non-compete, confidentiality and inventions agreements be executed by you upon employment. For the purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Should you have any questions, please feel free to contact me at 952-943-6728, or Amy Kahlow at 952-943-6717. Thank you for treating the terms of your employment offer with Value Vision Media confidentially.
William, we are excited to have you join our team and are confident that you have the skills and experience to be an effective leader in our organization.
Sincerely,

Mark Ahmann, SVP Human Resources & TV Sales
Value Vision Media, Inc.

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